Exhibit 10.6

G. Peter D’Aloia serves as Senior Vice President and Chief Financial Officer of the company. Mr. D’Aloia’s employment agreement dated December 3, 1999 provides that he will receive annually a stock option grant covering at least 150,000 shares of the company’s stock. Due to an adjustment in the company’s general option grant practice, Mr. D’Aloia received grants covering 129,000 shares in February, 2003 and 108,000 shares in February, 2004. As previously disclosed, on July 7, 2004, the company approved a special stock option grant to Mr. D’Aloia covering 28,000 shares to make up for his reduced grants in 2003 and 2004. This grant becomes exercisable in its entirety on July 7, 2005 and has a term of eight years. In addition, Mr. D’Aloia will receive a cash payment of approximately $290,000 upon retirement, representing the difference in exercise price between the July 7, 2004 grant and the earlier grants.

Mr. D’Aloia received a second special stock option grant on February 2, 2005, covering 35,000 shares to complete the offset to his reduced grants in 2003 and 2004, with 21,000 of the options vesting and exercisable on February 2, 2006 and 14,000 vesting and exercisable on February 2, 2007. This option has an eight year term. Mr. D’Aloia will receive an additional cash payment of approximately $377,000 upon retirement, representing the difference in exercise price between the February 2, 2005 grant and the earlier grants.